Exhibit 99.1

Unify Reports Fiscal 2011 Third Quarter Financial Results

  Total revenue of $12.4 million; Adjusted EBITDA was $2.4 million

  Organic Growth in Daegis eDiscovery revenue of 48%

  Generated cash from operations of $1.4 million

  Maintains Adjusted EBIDTA guidance; Lowers annual revenue guidance

ROSEVILLE, Calif. – March 10, 2011 – Unify Corp. (NASDAQ: UNFY), an information management and eDiscovery company, today announced financial results for its fiscal 2011 third quarter, ended January 31, 2011.

Third Quarter Summary
  Total revenue was $12.4 million, compared to $8.6 million last year.

  Third quarter total revenue included approximately $6.5 million from Daegis, which merged with Unify in June 2010. Daegis generated organic revenue growth of 48%, compared to the year ago quarter on a standalone basis.

  Adjusted EBITDA was $2.4 million, compared to $3.0 million last year (see reconciliation table). The prior year Adjusted EBITDA calculation included a $0.9 million gain related to the change in fair value of contingent consideration.

  Non-GAAP net income was $1.1 million or $0.07 per diluted share, compared to Non-GAAP net income of $1.9 million or $0.18 per diluted share last year (see reconciliation table).
Third quarter software licenses revenue was $1.3 million, a decrease compared to $3.4 million for the third quarter in fiscal 2010. Maintenance and hosting revenue increased to $6.0 million, compared to $3.8 million last year. Consulting and implementation services revenue was $5.1 million, compared to $1.4 million last year. Included in the third quarter’s revenue are three months of eDiscovery revenue from Unify’s merger with Daegis, which was not included in the prior year comparable amounts.

Gross margin was 72%, compared to 79% for the third quarter of last year. Third quarter income from operations was $1.1 million, compared to income from operations of $2.1 million for the third quarter of fiscal 2010. GAAP net loss was $206,000 or $0.01 per diluted share, compared to a net income of $2.0 million or $0.19 per diluted share for the third quarter of last year.

Unify ended the third quarter with cash and cash equivalents of $4.1 million at January 31, 2011, compared to $3.1 million reported at April 30, 2010. Accounts receivable, net was $15.2 million, compared to $6.2 million at April 30, 2010. Deferred revenue was $8.3 million, compared to $9.7 million at April 30, 2010. Total outstanding debt was $26.9 million. During the third quarter, Unify generated cash from operations of $1.4 million and made debt repayments of $1.1 million.

Fiscal 2011 Nine-Months Financial Results

Total revenue for the first nine months of fiscal 2011 was $35.2 million, a 74% increase compared to $20.2 million for the same period of the prior year. GAAP net loss for the first nine months of fiscal 2011 was $0.8 million or $0.06 per share, compared to a net loss of $1.6 million or $0.17 per share in the same period last year. Non-GAAP net income was $3.8 million or $0.28 per diluted share, compared to $123,000 or $0.01 per diluted share for the first nine months of last year. Adjusted EBITDA for the first nine months was $5.6 million, compared to $1.0 million in first nine months of fiscal 2010.

Business Discussion

“We continued our strong momentum in our eDiscovery business, including organically growing Daegis revenues 48% year-over-year,” said Todd Wille, CEO of Unify. “Third quarter total revenue grew 44% year-over-year as a result of our merger with Daegis. Additionally, excluding the $0.9 million gain related to the change in fair value of contingent consideration recorded in the third quarter of last year, Adjusted EBITDA grew 12% on a year-over-year basis.”

Our eDiscovery business continues to grow as the result of new client wins and the expansion of our technology and service offerings that help clients increase efficiency and lower their eDiscovery costs. With a $7 billion and growing annual eDiscovery market and no clear market leader, we believe Daegis has a significant opportunity to become the leading eDiscovery technology and services provider.”

Fiscal 2011 Financial Guidance

Regarding guidance, Wille commented, “As we’ve discussed in the past, our migration business continues to be opportunistic and difficult to predict with respect to the timing of closing deals. We are experiencing delays in closing migration deals, particularly in our government modernization practice. Therefore, we are reducing our annual revenue guidance.”

Unify now expects GAAP revenue for fiscal 2011 to be in the range of $46 million to $50 million. The Company is not changing its fiscal 2011 guidance for Adjusted EBITDA, which is expected to be a minimum of $7.6 million. Adjusted EBITDA represents the traditional EBITDA plus an additional add back for stock compensation expense.

Investor Conference Call

Unify management will host a conference call today, March 10, 2011, at 2:00 p.m. PT (5:00 p.m. ET) to review the third quarter financial results. The call can be accessed by dialing 877-941-2068 (US and Canada) or 480-629-9712 for international callers and providing the company name. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section. A replay of the call will be available approximately two hours following the end of the call through 11:59 p.m. ET on March 17, 2011 by dialing 800-406-7325 (US and Canada) or 303-590-3030 for International callers and using the following replay passcode: 4420177#.

About Unify

Unify is an information management and eDiscovery solutions company. Unify delivers solutions for developing, managing, modernizing, and archiving applications and business data. Comprehensive eDiscovery solutions are delivered by Daegis, a Unify company. Unify is headquartered in Roseville, Calif., with offices in San Francisco, Chicago, Rutherford NJ, London, Munich, Calgary, Paris, Sao Paulo and Sydney. Visit www.unify.com, email info@unify.com or follow Unify on Twitter at www.twitter.com/GoUnify. Visit www.daegis.com or follow Daegis on Twitter at www.twitter/daegis.

Use of Non-GAAP Financial Information

To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. For more information on these non-GAAP financial measures including how they are calculated, please see the table in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. When the words “believes,” “expects,” “plans,” “projects,” “estimates” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Examples of forward-looking statements in the press release include the statements related to the Company’s annual guidance and the statements made by Mr. Wille. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market and economic conditions, our ability to execute our business strategy and integrate acquired businesses, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,	April 30,
	2011	2010
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$4,116	$3,055
Accounts receivable, net	15,169	6,194
Prepaid expenses and other current assets	834	493
Total current assets	20,119	9,742

Property and equipment, net	1,817	350
Goodwill (1)	37,418	17,928
Intangibles, net (1)	16,934	8,613
Other assets, net	1,315	228
Total assets	$77,603	$36,861

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$812	$380
Current portion of long term debt	1,732	1,397
Accrued compensation and related expenses	2,440	1,308
Common stock warrant liability	1,715	1,047
Accrued contingent stock consideration	—	906
Other accrued liabilities	2,121	1,443
Deferred revenue	8,317	9,733
Total current liabilities	17,137	16,214

Long term debt, net of current portion	25,214	12
Deferred tax liabilities (1)	568	557
Other long term liabilities	1,062	636

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	15	10
Additional paid-in capital	94,875	79,919
Accumulated other comprehensive income	396	383
Accumulated deficit	(61,664)	(60,870)
Total stockholders’ equity	33,622	19,442
Total liabilities and stockholders’ equity	$77,603	$36,861

(1) The fair value of goodwill, intangible assets, net and deferred tax liabilities as of January 31, 2011, are provisional pending the receipt of a final valuation for the Daegis acquisition.

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2011	2010	2011	2010
		(As Restated)		(As Restated)
Revenues:
Software licenses	$1,283	$3,372	$3,544	$6,255
Maintenance and hosting	6,012	3,825	17,348	9,970
Consulting and implementation services	5,136	1,425	14,292	3,995
Total revenues	12,431	8,622	35,184	20,220

Cost of Revenues:
Software licenses	54	140	113	229
Maintenance and hosting	488	479	1,478	1,314
Consulting and implementation services	2,912	1,166	7,442	2,312
Total cost of revenues	3,454	1,785	9,033	3,855
Gross profit	8,977	6,837	26,151	16,365

Operating Expenses:
Product development	1,973	1,749	5,738	4,901
Selling, general and administrative	5,866	3,020	18,802	12,964
Total operating expenses	7,839	4,769	24,540	17,865
Income (loss) from operations	1,138	2,068	1,611	(1,500)

Other income (expense):
Gain (loss) from change in fair value of common stock warrant liability	(240)	43	427	102
Interest expense	(1,009)	(71)	(2,450)	(195)
Other, net	2	(21)	(162)	108
Other income (expense)	(1,247)	(49)	(2,185)	15

Income (loss) before income taxes	(109)	2,019	(574)	(1,485)
Provision for income taxes	97	56	219	122
Net income (loss)	$(206)	$1,963	$(793)	$(1,607)

Net income (loss) per share:
Basic	$(0.01)	$0.19	$(0.06)	$(0.17)
Dilutive	$(0.01)	$0.19	$(0.06)	$(0.17)

Shares used in computing net income (loss) per share
Basic	14,577	10,123	13,220	9,536
Dilutive	14,577	10,601	13,220	9,536

UNIFY CORPORATION
RECONCILIATION OF GAAP OPERATING INCOME TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2011	2010	2011	2010
		(As Restated)		(As Restated)
GAAP income (loss) from operations	$1,138	$2,068	$1,611	$(1,500)

Amortization of intangible assets	737	685	2,679	1,861
Stock based compensation expenses	239	148	726	471
Depreciation	242	60	627	176
Total adjustments to GAAP income (loss) from operations	1,218	893	4,032	2,508

Adjusted EBITDA	$2,356	$2,961	$5,643	$1,008

UNIFY CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In thousands, except per share data)

GAAP net income (loss)	$(206)	$1,963	$(793)	$(1,607)

Amortization of intangible assets and warrant discount	803	691	2,832	1,886
Stock based compensation expenses	239	148	726	471
Professional fees related to mergers	-	-	1,423	333
Change in fair value of contingent consideration	-	(858)	-	(858)
(Gain) loss from change in fair value of common stock warrant liability	240	(43)	(427)	(102)
Total adjustments to GAAP net loss	1,282	(62)	4,554	1,730

Non-GAAP net income	$1,076	$1,901	$3,761	$123

Non-GAAP diluted earnings per share	$0.07	$0.18	$0.28	$0.01